NEWS RELEASE

Investor Contact:	Media Contact:
Scott W. Dudley Jr.	Jessica B. Willingham
314-342-0878	314-342-3300
sdudley@TheLacledeGroup.com	jwillingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE
The Laclede Group Hosts Annual Shareholder Meeting
Three Directors re-elected; Board of Directors declares quarterly dividend
ST. LOUIS (January 31, 2013) — The Laclede Group is executing on its growth and shareholder value initiatives as highlighted by President and Chief Executive Officer Suzanne Sitherwood at the Company's annual shareholder meeting held earlier today at the Laclede Gas Building in St. Louis, Missouri.
During the meeting, Sitherwood highlighted key achievements that moved The Laclede Group onward in 2012, including a pending acquisition and new innovation initiative. She cited the strong financial and operational performance of the Company including an increase in net income for both its gas utility and gas marketing businesses for fiscal year 2012.
The growth of The Laclede Group was most clearly defined by the Company's pending acquisition of two gas distribution companies, Missouri Gas Energy and New England Gas Company, announced last December. When approved, these acquisitions will effectively double the number of the Company's utility customers to 1.2 million.
To harness the power of natural gas and emerging technologies, The Laclede Group announced the launch of Spire™ natural gas fueling solutions. More than a fueling station, Spire™ is focused on meeting the needs of fleet managers from station design and build through facility operations and upgrades. The first Spire™ compressed natural gas station is set to open this year near Lambert-St. Louis International Airport.
During the meeting, shareholders re-elected three directors, each to a three-year term:

•	Brenda D. Newberry, chief executive officer of Nesher, LLC

•	Suzanne Sitherwood, chief executive officer and president of The Laclede Group

•	Mary Ann Van Lokeren, former chairman and chief executive officer of Krey Distributing Co.
Shareholders also ratified the appointment of Deloitte & Touche, LLP as the independent registered public accountant for the Company for the 2013 fiscal year.
-more-

The Laclede Group, Inc. • 720 Olive Street • St. Louis, Missouri • 63101

At its meeting today, the Board of Directors declared a quarterly dividend of 42 1/2 cents per share. The dividend will be payable on April 2, 2013 to shareholders of record on March 11, 2013. The Laclede Group has continuously paid a cash dividend since 1946, with 2013 marking the Company's 10th consecutive year of increasing its dividend on an annualized basis.
A video archive of the annual shareholder meeting will be available on the Company website.
ABOUT THE LACLEDE GROUP, INC.
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri. Laclede's primary non-utility business, Laclede Energy Resources, Inc., included in the Non-Regulated Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

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The Laclede Group, Inc. • 720 Olive Street • St. Louis, Missouri • 63101